Exhibit 99.1

Mistras Group’s Second Quarter Results Demonstrate Continued Strong Growth in Revenue and Profit.

Revenue and Adjusted EBITDA* increase 29%, EPS increases 33%; Company raises guidance

PRINCETON JUNCTION, N.J., Jan. 9, 2012 (GLOBE NEWSWIRE) — Mistras Group, Inc. (NYSE:MG - News), a leading “one source” global provider of technology-enabled asset protection solutions, today reported financial results for the fiscal 2012 second quarter ending November 30, 2011. Revenue for the second quarter was $114.2 million, an increase of 29%, over the $88.8 million reported in the second quarter of fiscal 2011. Adjusted EBITDA*, a non-GAAP measure detailed later in this release, increased 29% to $20.6 million in the second quarter of fiscal 2012 versus $15.9 million in the second quarter of fiscal 2011. Net income for the second quarter of fiscal 2012 grew by 40% to $8.0 million, or $0.28 per diluted share, versus $5.7 million, or $0.21 per diluted share, in the second quarter of fiscal 2011. During the quarter the Company recorded a $0.3 million pre-tax benefit from acquisition related activities which increased diluted earnings per share by approximately $0.01.

Consistent with prior quarters, organic growth contributed the bulk of the revenue gain. In the second quarter of fiscal 2012 the organic growth rate was 19%, followed by acquisition growth of 9% and the balance due to foreign currency fluctuations.  Also consistent with prior quarters, the second quarter revenue gain was achieved across a broad range of target markets.

Additional Financial Highlights for the Fiscal 2012 second quarter and 6 month period:

•                  In the first six months of fiscal 2012, revenues grew by 31% to $205.7 million, adjusted EBITDA grew by 33% to $32.5 million, and net income grew by 54% to $11.2 million, or $0.39 per diluted share.

•                  Operating income margins rose in both the second quarter and the first six months of fiscal 2012, increasing to 9.7% of revenues in the first six months of fiscal 2012, versus 8.6% in the prior year.

•                  SG&A as a percent of revenues declined in both the second quarter and first six months of fiscal 2012, declining to 18.8% of revenues in the first six months of fiscal 2012, versus 19.8 % in the prior year.

•                  After the quarter close, the Company replaced its existing revolving credit facility with a new five-year, $125.0 million facility which matures in December 2016.

Chairman and Chief Executive Officer Dr. Sotirios J. Vahaviolos stated that “I am pleased with the momentum of our business in the second quarter, as we achieved new highs in Revenue, Adjusted EBITDA, Net Income and EPS.  Once again, our 19% organic revenue growth rate was a significant driver behind our results”.

Business Outlook/Guidance for Fiscal Year 2012

The Company’s outlook is for continued double digit growth in revenue and Adjusted EDITDA*. Based on the results of the first six months of fiscal 2012, the Company is raising its previously issued guidance and now projects its fiscal 2012 revenues to be in the range of $400 million to $415 million, up from the previous range of $375 million to $390 million, and Adjusted EBITDA* to be in the range of $64 million to $68 million, up from the previous range of $59 million to $64 million. Mistras does not provide specific guidance for individual quarters, but will reaffirm or update its annual guidance at least quarterly.

Dr. Vahaviolos concluded “We are pleased with the positive developments that we have seen in many of our end markets thus far in the year and we expect that our unique approach of providing ‘One Source Asset Protection Solutions’ to our customers will continue to receive broad acceptance worldwide for the remainder of this year and beyond.”

Earnings Conference Call

In connection with this earnings release, Mistras will hold its quarterly conference call on Monday, January 9, 2012 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras’ Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-866-730-5762 and use confirmation code 47865317 when prompted. The International dial-in number is 1-857-350-1586.

About Mistras Group, Inc.

Mistras offers one of the broadest “one source” services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity (“MI”) and non-destructive testing (“NDT”) services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company’s website at www.mistrasgroup.com or contact Frank Joyce, Chief Financial Officer at 609-716-4103.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are “forward-looking statements” about Mistras’ financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position. These forward-looking statements generally use words such as “future,” “possible,” “potential,” “targeted,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will,” “may,” “should,” “could,” “would” and other similar words and phrases.  Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all.  These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements.  A list, description and discussion of these and other risks and uncertainties can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 12, 2011, as updated by the Company’s reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The term “Adjusted EBITDA” is a financial measurement not calculated in accordance with U.S. generally accepted accounting principles.  The Company believes that investors and other users of the financial statements benefit from the presentation of Adjusted EBITDA because it provides an additional metric to compare the Company’s operating performance on a consistent basis and measure underlying trends and results of the Company’s business.  A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release.

Mistras Group, Inc.

Unaudited Consolidated Balance Sheets

(in thousands, except share data)

	November 30, 2011	May 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$5,319	$10,879
Restricted cash	3,700	—
Accounts receivable, net	102,782	78,031
Inventories, net	10,997	9,830
Deferred income taxes	1,280	1,278
Prepaid expenses and other current assets	8,305	6,761
Total current assets	132,383	106,779
Property, plant and equipment, net	54,216	49,168
Intangible assets, net	27,826	27,304
Goodwill	71,814	64,146
Other assets	1,323	1,240
Total assets	$287,562	$248,637

LIABILITIES, PREFERRED STOCK AND EQUITY
Current Liabilities
Current portion of long-term debt	$5,733	$7,226
Current portion of capital lease obligations	6,339	5,853
Accounts payable	6,171	6,656
Accrued expenses and other current liabilities	33,118	28,028
Income taxes payable	1,925	2,825
Total current liabilities	53,286	50,588
Long-term debt, net of current portion	34,191	14,625
Obligations under capital leases, net of current portion	12,283	9,623
Deferred income taxes	2,916	2,863
Other long-term liabilities	3,702	3,452
Total liabilities	106,378	81,151

Commitments and contingencies
Preferred stock, 10,000,000 shares authorized	—	—
Equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 27,916,036 and 27,667,122 shares issued and outstanding as of November 30, 2011 and May 31, 2011, respectively	279	277
Additional paid-in capital	184,553	180,594
Accumulated deficit	(2,833)	(14,017)
Accumulated other comprehensive (loss) income	(1,065)	303
Total Mistras Group, Inc. stockholders’ equity	180,934	167,157
Noncontrolling interest	250	329
Total equity	181,184	167,486
Total liabilities, preferred stock and equity	$287,562	$248,637

Mistras Group, Inc.

Unaudited Consolidated Statement of Operations

(in thousands, except per share data)

	Three months ended November 30,		Six months ended November 30,
	2011	2010	2011	2010
Revenues:
Services	$103,942	$82,953	$186,844	$144,205
Products	10,278	5,884	18,823	13,042
Total revenues	114,220	88,837	205,667	157,247
Cost of revenues:
Cost of services	71,047	55,667	127,934	97,058
Cost of products sold	4,216	2,067	7,856	5,344
Depreciation related to services	3,556	3,136	6,879	5,945
Depreciation related to products	186	159	363	314
Total cost of revenues	79,005	61,029	143,032	108,661
Gross profit	35,215	27,808	62,635	48,586
Selling, general and administrative expenses	19,378	15,615	38,759	31,094
Research and engineering	602	569	1,191	1,124
Depreciation and amortization	1,503	1,326	2,982	2,504
Acquisition-related costs	(339)	—	(339)	—
Legal reserve	—	101	—	351
Income from operations	14,071	10,197	20,042	13,513
Other expenses
Interest expense	1,145	671	1,806	1,361
Income before provision for income taxes	12,926	9,526	18,236	12,152
Provision for income taxes	5,008	3,818	7,124	4,872
Net income	7,918	5,708	11,112	7,280
Net loss (income) attributable to noncontrolling interests, net of taxes	38	(30)	72	(10)
Net income attributable to Mistras Group, Inc.	$7,956	$5,678	$11,184	$7,270
Earnings per common share:
Basic	$0.29	$0.21	$0.40	$0.27
Diluted	$0.28	$0.21	$0.39	$0.27
Weighted average common shares outstanding:
Basic	27,786	26,665	27,731	26,664
Diluted	28,600	26,816	28,417	26,795

Mistras Group, Inc.

Unaudited Operating Data by Segment

(in thousands)

	Three months ended November 30,		Six months ended November 30,
	2011	2010	2011	2010

Revenues
Services	$96,909	$76,108	$172,598	$131,390
Products and Systems	9,092	5,228	16,605	10,538
International	11,857	9,350	21,630	18,390
Corporate and eliminations	(3,638)	(1,849)	(5,166)	(3,071)
	$114,220	$88,837	$205,667	$157,247

	Three months ended November 30,		Six months ended November 30,
	2011	2010	2011	2010

Gross profit
Services	$27,053	$21,753	$47,361	$36,754
Products and Systems	4,263	2,821	8,014	5,390
International	4,246	3,260	7,677	6,531
Corporate and eliminations	(347)	(26)	(417)	(89)
	$35,215	$27,808	$62,635	$48,586

Mistras Group, Inc.

Unaudited Reconciliation of

Net Income Attributable to Mistras Group, Inc. to EBITDA and Adjusted EBITDA

(in thousands)

	Three months ended November 30,		Six months ended November 30,
	2011	2010	2011	2010
EBITDA and Adjusted EBITDA data
Net income attributable to Mistras Group, Inc.	$7,956	$5,678	$11,184	$7,270
Interest expense	1,145	671	1,806	1,361
Provision for income taxes	5,008	3,818	7,124	4,872
Depreciation and amortization	5,245	4,621	10,224	8,763
EBITDA	$19,354	$14,788	$30,338	$22,266
Stock Compensation	1,545	1,047	2,547	1,776
Acquisition-related costs	(339)	—	(339)	—
Legal reserve	—	101	—	351
Adjusted EBITDA	$20,560	$15,936	$32,546	$24,393